EXHIBIT 99.1

For Immediate Release: March 5, 2020

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Griffin Capital Essential Asset REIT Reports
Fourth Quarter and Year Ended December 31, 2019 Results

Signed 1.8 million square feet of leases in 2019
Substantial reduction in corporate operating expenses

EL SEGUNDO, Calif. (March 5, 2020) - Griffin Capital Essential Asset REIT, Inc. (the “REIT”) announced its results for the quarter and year ended December 31, 2019. The REIT reported cumulative leases signed in 2019 of 1.8 million square feet. In addition, as a result of becoming an internally managed company, the REIT experienced a significant reduction in corporate operating expenses(1) which declined by over 40% compared to the year ended December 31, 2018.

“We are pleased with our performance and accomplishments over the last year,” said Michael Escalante, Chief Executive Officer of the REIT. “2019 was a transformative year with the completion of our merger in April to grow into a $4.6 billion internally managed REIT while continually demonstrating our experience as operators of real estate with robust leasing activity and accretive capital transactions. These achievements will meaningfully contribute to our future performance and provide a solid example of our proactive approach to managing net lease real estate.”

As of December 31, 2019, the REIT’s portfolio(2) consisted of 99 office and industrial properties (122 buildings), encompassing approximately 27 million rentable square feet of space in 25 states.
Highlights and Accomplishments for the Quarter and Year Ended December 31, 2019:

Financial Results

•	Total revenue was $387.1 million for the year ended December 31, 2019 compared to $336.4 million for the year ended December 31, 2018 predominantly as a result of the merger discussed below.

•
Net income attributable to common stockholders was $24.8 million, or $0.11 per basic and diluted share for the year ended December 31, 2019, compared to net income attributable to common stockholders of $17.6 million, or $0.10 per basic and diluted share, for the year ended December 31, 2018.

Non-GAAP Measures

•
Adjusted funds from operations, or AFFO, was approximately $153.5 million for the year ended December 31, 2019, compared to approximately $138.6 million for the same period in 2018. Funds from operations, or FFO(6), was approximately $175.4 million and $139.2 million for the years ended December 31, 2019 and 2018, respectively. Please see the financial reconciliation tables and notes at the end of this release for more information regarding FFO and AFFO.

•
Our Adjusted EBITDA, as defined per our credit facility agreement, was approximately $270.3 million for the year ended December 31, 2019 with a fixed charge and interest coverage ratio of 3.1x and 3.7x, respectively. Please see the financial reconciliation tables and notes at the end of this release for more information regarding Adjusted EBITDA and related ratios.

Portfolio Overview

•	The enterprise value as of December 31, 2019 was $4.6 billion. (3)

•	Our weighted average remaining lease term was approximately 7.4 years with average annual rent increases of approximately 2.2%.

•	Our portfolio as of December 31, 2019 was 91.3% leased.

•
Approximately 65.5% of our portfolio’s net rental revenue(4) was generated by properties leased to tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade credit ratings. (5)

•
The ratio of net debt (pro rata share) to total real estate acquisition price and adjusted net debt (pro rata share) to total enterprise value as of December 31, 2019 was 48.2% and 45.0%, respectively. (2)

Leasing Activity

•
During the quarter ended December 31, 2019, we renewed leases totaling 139,621 square feet, which included a 34 month lease extension with SoftBank for 103,948 square feet in San Carlos, CA and a 5 month lease extension with Tenable for 30,098 square feet in Columbia, MD.

•	For the year ended December 31, 2019, we executed leases totaling 1.8 million square feet with a weighted average lease term of 7.8 years, certain of these leases commence beyond 2019.

•	Nine leases to new tenants totaling 0.7 million square feet and renewals with eight tenants totaling 0.8 million square feet commenced during 2019.

Strategic Dispositions

•
On October 7, 2019, we sold the FedEx Freight property located in Columbus, Ohio, for total proceeds of $30.3 million, less closing costs and other closing credits. The property sold for a value which approximates carrying value.

•
On November 20, 2019, we sold the BT Infonet property, located in El Segundo, California, for total proceeds of $63.5 million, less closing costs and other closing credits. The carrying value of the property on the closing date was approximately $41.5 million. Upon the sale of the property, we recognized a gain of approximately $21.5 million, in addition to a termination fee of approximately $11.2 million.

•	For the year ended December 31, 2019, total proceeds from the sale of three properties and a land parcel were approximately $144.4 million, with combined gains of approximately $29.9 million.

Completion of Merger

•
On April 30, 2019, we announced the completion of the merger with the entity formerly known as Griffin Capital Essential Asset REIT, Inc. (“EA-1”). The merger created a self-managed REIT with significantly greater size and scale and generated numerous other benefits for shareholders, including substantial corporate operating expense savings, increased operating efficiencies and immediate accretion to earnings and cash flows.

Subsequent Events

•
On February 5, 2020, we acquired a 526,320 square-foot industrial property, fully occupied by Pepsi Bottling Ventures and located at 390 Business Park Drive, Winston-Salem, North Carolina. The purchase price for the property was approximately $34.9 million.

About Griffin Capital Essential Asset REIT, Inc.
Griffin Capital Essential Asset REIT, Inc. is a self-managed, publicly registered, non-traded REIT with a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type, and lease duration. Griffin Capital Essential Asset REIT, Inc.’s portfolio, as of December 31, 2019, consists of 99 office and industrial properties (122 buildings), totaling 27 million rentable square feet, located in 25 states, representing a total enterprise value of approximately $4.6 billion.
Additional information is available at www.gcear.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the timing and availability of distributions; and other risk factors as outlined in the REIT’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the "SEC"). This is neither an offer nor a solicitation to purchase securities.
______________________________
1 Corporate operating expenses included general and administrative expenses as well as fees and expense reimbursements paid to the Company's former Sponsor, Griffin Capital Company, LLC, and its affiliates. The calculation does not include those fees and expenses paid by Griffin Capital Essential Asset REIT II, Inc., prior to the merger Griffin Capital Essential Asset REIT, Inc. but if included would result in a decline of approximately 50%.
2 Excludes the property information related to the acquisition of an 80% ownership interest in a joint venture with affiliates of Digital Realty Trust, L.P.
3 Total enterprise value includes the outstanding debt balance (excluding deferred financing costs and premium/discounts), plus unconsolidated debt - pro rata share, plus preferred equity, plus total outstanding shares multiplied by the NAV. Amount includes $80.0 million of borrowing used to redeem investors in January 2020. Total outstanding shares includes limited partnership units issued and shares issued pursuant to the DRP, net of redemptions. The increase in capitalization is a result of the merger on April 30, 2019. Prior period balance was restated due to change in methodology in calculating market capitalization.
4 Net rent is based on (a) the contractual base rental payments assuming the lease requires the tenant to reimburse us for certain operating expenses or the property is self-managed by the tenant and the tenant is responsible for all, or substantially all, of the operating expenses; or (b) contractual rent payments less certain operating expenses that are our responsibility for the 12-month period subsequent to December 31, 2019 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.
5 Approximately 65.5% of our portfolio's net rental revenue was generated by properties leased to tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade ratings or what management believes are generally equivalent ratings; 54.5% generated from tenants with a Nationally Recognized Statistical Rating Organization (NRSRO) credit rating, and the remaining 11.0% from a non-NRSRO, but having a rating that we believe is generally equivalent to an NRSRO investment grade rating. Bloomberg’s default risk rating is an example of a non-NRSRO rating.
6 FFO, as described by the National Association of Real Estate Investment Trusts ("NAREIT"), is adjusted for non-controlling interest and redeemable preferred distributions.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except units and share amounts)

	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$54,830	$48,478
Restricted cash	58,430	15,807
Real estate:
Land	458,339	350,470
Building and improvements	3,043,527	2,165,016
Tenant origination and absorption cost	744,773	530,181
Construction in progress	31,794	27,697
Total real estate	4,278,433	3,073,364
Less: accumulated depreciation and amortization	(668,104)	(538,412)
Total real estate, net	3,610,329	2,534,952
Investments in unconsolidated entities	11,028	30,565
Intangible assets, net	12,780	17,099
Deferred rent receivable	73,012	55,163
Deferred leasing costs, net	49,390	29,958
Goodwill	229,948	229,948
Due from affiliates	837	19,685
Right of use asset	41,347	—
Other assets	33,571	31,120
Total assets	$4,175,502	$3,012,775
LIABILITIES AND EQUITY
Debt, net	$1,969,104	$1,353,531
Restricted reserves	14,064	8,201
Interest rate swap liability	24,146	6,962
Redemptions payable	96,648	—
Distributions payable	15,530	12,248
Due to affiliates	10,883	42,406
Intangible liabilities, net	31,805	23,115
Lease liability	45,020	—
Accrued expenses and other liabilities	96,389	80,616
Total liabilities	2,303,589	1,527,079
Commitments and contingencies
Perpetual convertible preferred shares	125,000	125,000
Common stock subject to redemption	20,565	11,523
Noncontrolling interests subject to redemption; 554,110 and 531,161 units as of December 31, 2019 and December 31, 2018, respectively	4,831	4,887
Stockholders’ equity:
Common stock, $0.001 par value; 800,000,000 shares authorized; 227,853,720 and 174,278,341 shares outstanding in the aggregate as of December 31, 2019 and December 31, 2018, respectively (1)	228	174
Additional paid-in-capital	2,060,604	1,556,770
Cumulative distributions	(715,792)	(570,977)
Accumulated earnings	153,312	128,525
Accumulated other comprehensive loss	(21,875)	(2,409)
Total stockholders’ equity	1,476,477	1,112,083
Noncontrolling interests	245,040	232,203
Total equity	1,721,517	1,344,286
Total liabilities and equity	$4,175,502	$3,012,775

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2019	2018	2017
Revenue:
Rental income	$387,108	$336,359	$346,490
Expenses:
Property operating expense	55,301	49,509	50,918
Property tax expense	37,035	44,662	44,980
Property management fees to non-affiliates	3,528	—	—
Asset management fees to affiliates	—	23,668	23,499
Property management fees to affiliates	—	9,479	9,782
Self administration transaction expense	—	1,331	—
General and administrative expenses	26,078	6,968	7,322
Corporate operating expenses to affiliates	2,745	3,594	2,652
Impairment provision	30,734	—	8,460
Depreciation and amortization	153,425	119,168	116,583
Total expenses	308,846	258,379	264,196
Income before other income and (expenses)	78,262	77,980	82,294
Other income (expenses):
Interest expense	(73,557)	(55,194)	(51,015)
Management fee revenue from affiliates	6,368	—	—
Other income, net	1,340	275	537
Loss from investment in unconsolidated entities	(5,307)	(2,254)	(2,065)
Gain from disposition of assets	29,938	1,231	116,382
Net income	37,044	22,038	146,133
Distributions to redeemable preferred shareholders	(8,188)	(3,275)	—
Net income attributable to noncontrolling interests	(3,749)	(789)	(5,120)
Net income attributable to controlling interest	25,107	17,974	141,013
Distributions to redeemable noncontrolling interests attributable to common stockholders	(320)	(356)	(356)
Net income attributable to common stockholders	$24,787	$17,618	$140,657
Net income attributable to common stockholders per share, basic and diluted	$0.11	$0.10	$0.80
Weighted average number of common shares outstanding, basic and diluted	222,116,812	169,492,659	175,611,890

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Funds from Operations and Adjusted Funds from Operations
(Unaudited; in thousands)

Funds from Operations and Adjusted Funds from Operations
Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient.
Management is responsible for managing interest rate, hedge and foreign exchange risks. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance.
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as Funds from Operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
Additionally, we use Adjusted Funds from Operations (“AFFO”) as a non-GAAP financial measure to evaluate our operating performance. AFFO is a measure used among our peer group, which includes daily NAV REITs. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies.
Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of AFFO based on the following economic considerations:

•
Revenues in excess of cash received, net. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these contractual periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of straight-line rent to arrive at AFFO as a means of determining operating results of our portfolio. By adjusting for this item, we believe AFFO is reflective of the realized economic impact of our leases (including master agreements) that is useful in assessing the sustainability of our operating performance.

•
Amortization of stock-based compensation. We have excluded the effect of stock-based compensation expense from our AFFO calculation. Although stock-based compensation expense is calculated in accordance with current GAAP and constitutes an ongoing and recurring expense, such expense is excluded from AFFO because it is not an expense which generally requires cash settlement, and therefore is not used by us to assess the profitability of our operations. We also believe the exclusion of stock-based compensation expense provides a more useful comparison of our operating results to the operating results of our peers.

•
Deferred rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded on a straight-line basis and create deferred rent. As deferred rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of deferred rent to arrive at AFFO as a means of determining operating results of our portfolio.

•
Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management's estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and are amortized as an adjustment to rental income over the remaining terms of the respective leases. As this item is a non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of the amortization of in-place lease valuation to arrive at AFFO as a means of determining operating results of our portfolio.

•
Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP, are capitalized and included as part of the relative fair value when the property acquisition meets the definition of an asset acquisition or are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss), for property acquisitions accounted for as a business combination. By excluding acquisition-related costs, AFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to AFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from AFFO provides investors with supplemental performance information that is consistent with the performance models and analyses used by management.

•
Financed termination fee, net of payments received. We believe that a fee received from a tenant for terminating a lease is appropriately included as a component of rental revenue and therefore included in AFFO. If, however, the termination fee is to be paid over time, we believe the recognition of such termination fee into income should not be included in AFFO. Alternatively, we believe that the periodic amount paid by the tenant in subsequent periods to satisfy the termination fee obligation should be included in AFFO.

•
Gain or loss from the extinguishment of debt. We primarily use debt as a partial source of capital to acquire properties in our portfolio and fund redemptions. As a term of obtaining this debt, we will pay financing costs to the respective lender. Financing costs are presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and amortized into interest expense on a straight-line basis over the term of the debt. We consider the amortization expense to be a component of operations if the debt was used to acquire properties. From time to time, we may cancel certain debt obligations and replace these canceled debt obligations with new debt at more favorable terms to us. In doing so, we are required to write-off the remaining capitalized financing costs associated with the canceled debt, which we consider to be a cost, or loss, on extinguishing such debt. Management believes that this loss is considered an event not associated with our operations, and therefore, deems this write-off to be an exclusion from AFFO.

•
Unrealized gains (losses) on derivative instruments. These adjustments include unrealized gains (losses) from mark-to-market adjustments on interest rate swaps and losses due to hedge ineffectiveness. The change in the fair value of interest rate swaps not designated as a hedge and the change in the fair value of the ineffective portion of interest rate swaps are non-cash adjustments recognized directly in earnings and are included in interest expense. We have excluded these adjustments in our calculation of AFFO to more appropriately reflect the economic impact of our interest rate swap agreements.

•
Dead deal costs. As part of investing in income-producing real property, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs for transactions that fail to close, which in accordance with GAAP, are expensed and are included in the determination of income (loss) from operations and net income (loss). Similar to acquisition-related costs (see above), management believes that excluding these costs from AFFO provides investors with supplemental performance information that is consistent with the performance models and analyses used by management.
For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. The use of AFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

Our calculation of FFO and AFFO is presented in the following table for the years ended December 31, 2019, 2018, and 2017 (in thousands):

	Year Ended December 31,
	2019	2018	2017
Net income	$37,044	$22,038	$146,133
Adjustments:
Depreciation of building and improvements	80,393	60,120	55,982
Amortization of leasing costs and intangibles	73,084	59,020	60,573
Impairment provision	30,734	—	8,460
Equity interest of depreciation of building and improvements - unconsolidated entities	2,800	2,594	2,496
Equity interest of amortization of intangible assets - unconsolidated entities	4,632	4,644	4,674
Gain from sale of depreciable operating property	(29,938)	(1,231)	(116,382)
Equity interest of impairment - unconsolidated entities	6,927	—	—
Equity interest of gain on sale - unconsolidated entities	(4,128)	—	—
FFO	$201,548	$147,185	$161,936
Distributions to redeemable preferred shareholders	(8,188)	(3,275)	—
Distributions to noncontrolling interests	(17,959)	(4,737)	(4,737)
FFO, net of noncontrolling interest and redeemable preferred distributions	$175,401	$139,173	$157,199
Reconciliation of FFO to AFFO:
FFO, net of noncontrolling interest and redeemable preferred distributions	$175,401	$139,173	$157,199
Adjustments:
Acquisition fees and expenses to non-affiliates	—	1,331	—
Non-cash earn-out adjustment	(1,461)	—	—
Revenues in excess of cash received, net	(19,519)	(8,571)	(11,372)
Amortization of share-based compensation	2,614	—	—
Deferred rent - ground lease	1,353	841	—
Amortization of above/(below) market rent	(3,201)	(685)	1,689
Amortization of debt premium/(discount)	300	32	(414)
Amortization of ground leasehold interests	(52)	28	28
Non-cash lease termination income	(10,150)	(12,532)	(12,845)
Financed termination fee payments received	6,065	15,866	11,783
Equity interest of revenues in excess of cash received (straight-line rents) - unconsolidated entities	528	116	(311)
Unrealized gains on investments (DCP)	307	—	—
Equity interest of amortization of above market rent - unconsolidated entities	3,696	2,956	2,968
Performance fee adjustment	(2,604)	—	—
Unrealized (gain) loss on derivatives	—	—	(28)
Dead deal costs	252	—	—
AFFO	$153,529	$138,555	$148,697

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Adjusted EBITDA
(Unaudited; dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
ADJUSTED EBITDA(1):
Net (loss) income	$(2,043)	$3,269	$37,044	$22,038
Adjustment to net income(2)	—	—	(5,995)	—
Net (loss) income adjusted	(2,043)	3,269	31,049	22,038
Depreciation and amortization	41,114	29,910	167,637	119,168
Interest expense	19,026	13,164	78,218	52,121
Amortization - Deferred financing costs	527	770	5,787	3,040
Amortization - Debt premium	109	8	301	31
Amortization - In-place lease	(562)	(550)	(4,749)	(685)
Income taxes	(83)	278	1,027	632
Asset management fees	—	5,998	—	23,668
Property management fees to affiliates	—	2,430	—	9,479
Property management fees to non-affiliates	907	—	2,621	—
Acquisition fees and expenses	—	1,331	379	1,331
Deferred rent	(9,864)	1,639	(21,010)	(8,571)
Termination Income (Non-Cash)	—	—	(11,178)	—
Termination Income (Cash)	3,057	—	6,065	—
Lease Accounting True Up	—	—	2,052	—

Extraordinary Losses or Gains:
Gain on disposition	(21,497)	(73)	(29,938)	(1,231)
Gain (loss) from investment in unconsolidated entities	(519)	—	(4,128)	—
Impairment on Investment in Unconsolidated Entity - DRJV	6,927		6,927	—
Impairment Provision	30,734		30,734	—
Equity percentage of net (income) loss for the Parent’s non-wholly owned direct and indirect subsidiaries	819	637	2,509	2,254
Equity percentage of EBITDA for the Parent’s non-wholly owned direct and indirect subsidiaries	2,174	2,264	11,107	8,967
	70,826	61,075	275,410	232,242
Less: Capital reserves	(1,291)	(931)	(5,150)	(3,682)
Adjusted EBITDA (per credit facility agreement)	$69,535	$60,144	$270,260	$228,560

Principal paid and due	$1,674	$1,598	$6,577	$6,494
Interest expense	19,026	13,710	76,627	54,335
Cash dividends on Preferred Stock (including any paid under the 2018 Preferred Documents)	2,047	—	8,188	—
	$22,747	$15,308	$91,392	$60,829
Interest Coverage Ratio(3)	3.65	4.39	3.53	4.21
Fixed Charge Coverage Ratio(4)	3.06	3.93	2.96	3.76

(1)
Adjusted EBITDA, as defined in our credit facility agreement, is calculated as net income before interest, taxes, depreciation and amortization (EBITDA), plus acquisition fees and expenses, asset and property management fees, straight-line rents and in-place lease amortization for the period, further adjusted for acquisitions that have closed during the quarter and certain reserves for capital expenditures.

(2)	Adjustment is a result of combined financial information from EA-1 and us.

(3)	Interest coverage is the ratio of interest expense as if the corresponding debt was in place at the beginning of the period to adjusted EBITDA.

(4)
Fixed charge coverage is the ratio of principal amortization for the period plus interest expense as if the corresponding debt was in place at the beginning of the period plus preferred unit distributions as if in place at the beginning of the period over adjusted EBITDA.